EXHIBIT 99.1

CONTACT:	Joseph P. Bellino
Vice President and Chief Financial Officer
(310) 513-7211

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2008

Ducommun reports fourth quarter loss of $0.40 per diluted share resulting from a non-cash,

after-tax goodwill impairment charge of $0.76 per diluted share

LOS ANGELES, California (February 23, 2009)—Ducommun Incorporated (NYSE: DCO) today reported results for the fourth quarter and year ended December 31, 2008.

Sales for the fourth quarter of 2008 increased 8% to $101.4 million from $93.5 million for the fourth quarter of 2007. Ducommun had a net loss in the fourth quarter of 2008 of $4.2 million, or ($0.40) per diluted share, compared to net income of $5.4 million, or $0.51 per diluted share, for the comparable period last year. The fourth quarter 2008 results were impacted by a non-cash, after-tax goodwill impairment charge of $8.0 million, or $0.76 per diluted share.

Sales for the year 2008 increased 10% to $403.8 million from $367.3 million for the year 2007. Net income for the year 2008 was $13.1 million, or $1.23 per diluted share, compared to net income of $19.6 million, or $1.88 per diluted share, for the comparable period last year. Net income for 2008 was impacted by a non-cash, after-tax goodwill impairment charge of $8.0 million, or $0.76 per diluted share.

The 8% increase in sales for the fourth quarter of 2008 from the same period last year reflected increases at both Ducommun AeroStructures (DAS) and Ducommun Technologies (DTI). Sales in the fourth quarter of 2008 were reduced by approximately $6.5 million as a result of a strike at Boeing which impacted the Company’s commercial sales to Boeing and its suppliers. The Company’s December 23, 2008 acquisition of DynaBil Industries, Inc. (DAS – NY) contributed approximately $0.9 million in sales. The Company’s mix of business in the fourth quarter of 2008 was approximately 63% military, 35% commercial and 2% space, compared to 58% military, 38% commercial and 4% space in the fourth quarter of 2007.

Gross profit, as a percentage of sales, was 18.2% in the fourth quarter of 2008, compared to 18.2% in the fourth quarter of 2007. Gross profit in the fourth quarter of 2008 was negatively impacted by the Boeing strike and its effect on sales mix.

Selling, general and administration (SG&A) expenses, as a percentage of sales, increased to 14.4% in the fourth quarter of 2008 from 10.7% in the fourth quarter of 2007. The increase in SG&A expenses, as a percentage of sales, resulted principally from (i) a $1.1 million provision for doubtful accounts due to a customer bankruptcy in the fourth quarter 2008, and (ii) the absence of a gain of $1.2 million, which occurred in the fourth quarter of 2007 from the settlement of the Company’s contract termination claim related to the Space Shuttle program.

The goodwill impairment charge recorded during the fourth quarter of 2008 relating to our Miltec subsidiary was driven by adverse equity market conditions that caused a decrease in current stock market multiples and the resulting low price of the Company’s stock as of December 31, 2008. This non-cash charge reduced goodwill recorded in connection with the acquisition of Miltec and does not impact the Company’s normal business operations or prospects.

The fourth quarter included an effective tax benefit of 55%, compared to a 19% tax rate for the fourth quarter of 2007.

The 10% sales increase for the year 2008, compared to the same period in 2007, reflected growth in both commercial and military sales. The Company’s mix of business for 2008 was 59% military, 39% commercial and 2% space, compared to 60% military, 37% commercial and 3% space for the year 2007.

Gross profit, as a percentage of sales, decreased slightly to 20.3% in the year 2008 from 20.6% in the year 2007. The gross profit margin decrease was primarily attributable to lower operating performance at DTI, partially offset by an improvement in operating performance at DAS.

SG&A expenses, as a percentage of sales, decreased to 12.5% for the year 2008 from 12.6% for the year 2007. The decrease in SG&A expenses, as a percentage of sales, was primarily the result of higher sales partially offset by the provision for doubtful accounts in 2008.

Net income for the year 2008 decreased 33% from the year 2007 due to the goodwill impairment charge. The Company’s effective tax rate for the year 2008 was 23.1%, compared to 28.0% for the year 2007.

Joseph C. Berenato, chairman and chief executive officer, stated, “2008 was the most profitable year in the 159 year history of Ducommun, not considering the non-cash goodwill impairment charge. Overall, it was a year of great progress both organizationally and operationally. We started the year with a major restructuring which completed our journey from a holding company to a single operating company. Throughout the year, we continued to sharpen our operational excellence through the continuous application of Lean Six Sigma. Along the way, we won a number of major contracts that added both design engineered and higher level assembly programs to our backlog, which ended the year at a record-breaking $475 million. Finally, we capped off the year with the acquisition in December of DynaBil Industries, Inc. (DAS NY), a great complement to our DAS business specializing in the hot forming of titanium and aluminum.”

“The goodwill impairment charge was a disappointment, but was primarily a result of our depressed stock price on December 31, 2008, not because of a change in our long range plan for the Miltec business; on the contrary, we have a number of initiatives underway to enhance Miltec’s profitability and presence in the marketplace.”

Mr. Berenato continued, “As we look forward, we have a record backlog, strong operating capabilities and a solid balance sheet fueled by strong cash flow. The next year or two may be bumpy as we cannot predict with certainty the exact timing of deliveries of our backlog, but we are confident in the long term strength and success of our Company.”

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry.

A teleconference with Joseph C. Berenato, the Company’s chairman and chief executive officer, Anthony J. Reardon, the Company’s president and chief operating officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 866.730.5767 (international 857.350.1591) approximately ten minutes prior to the conference time stated above. The participant passcode is 96389406. Mr. Berenato, Mr. Reardon, and Mr. Bellino will be speaking on behalf of the company and anticipate the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thomson/CCBN and can be accessed directly at the Thomson Reuters website. Conference call replay will be available after that time at the same link.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the deterioration in credit markets, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2008 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Sales and Service Revenues:
Product Sales	$85,417	$79,582	$344,617	$310,961
Service Revenues	16,007	13,894	59,186	56,336

Total	101,424	93,476	403,803	367,297

Operating Costs and Expenses:
Cost of Product Sales	69,539	65,011	273,974	246,403
Cost of Service Revenues	13,389	11,425	47,926	45,053
Selling, General & Administrative Expenses	14,606	10,000	50,548	46,191
Goodwill impairment	13,064	—	13,064	—

Total	110,598	86,436	385,512	337,647

Operating Income	(9,174)	7,040	18,291	29,650
Interest Expense	(294)	(350)	(1,242)	(2,395)
Income Tax Expense	5,233	(1,272)	(3,937)	(7,634)

Net Income	$(4,235)	$5,418	$13,112	$19,621

Earnings Per Share:
Basic Earnings Per Share	$-0.40	$0.52	$1.24	$1.89
Diluted Earnings Per Share	-0.40	0.51	1.23	1.88
Weighted Averaged Number of Common Shares Outstanding:
Basic	10,550	10,518	10,563	10,398
Diluted	10,559	10,670	10,649	10,457

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except share data)

	December 31, 2008	December 31, 2007
Assets
Current Assets:
Cash and Cash Equivalents	$3,508	$31,571
Accounts Receivable, Less Allowance for Doubtful Accounts	50,090	39,226
Unbilled Receivables	7,074	5,615
Inventories	83,157	67,769
Deferred Income Taxes	9,172	7,727
Other Current Assets	6,172	5,328

Total Current Assets	159,173	157,236
Property and Equipment, Net	61,954	56,294
Goodwill, Net	114,002	106,632
Other Assets	31,057	12,314

	$366,186	$332,476

Liabilities and Shareholders’ Equity
Current Liabilities:
Current Portion of Long-Term Debt	$2,420	$1,859
Accounts Payable	35,358	33,845
Accrued Liabilities	51,723	43,829

Total Current Liabilities	89,501	79,533
Long-Term Debt, Less Current Portion	28,299	23,892
Deferred Income Taxes	9,902	5,584
Other Long-Term Liabilities	14,038	9,416

Total Liabilities	$141,740	$118,425

Commitments and Contingencies
Shareholders Equity:
Common Stock	106	105
Treasury Stock	(986)	—
Additional Paid-In-Capital	56,040	53,444
Retained Earnings	173,718	162,192
Accumulated Other Comprehensive Loss	(4,432)	(1,690)

Total Shareholders’ Equity	224,446	214,051

	$366,186	$332,476

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